Filed pursuant to Rule 433

Registration No. 333-295769

July 8, 2026

Final Term Sheet

USD 3,000,000,000 4.375% Global Notes due 2033

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	USD 3,000,000,000

Denomination:	USD 1,000

Maturity:	August 15, 2033

Redemption Amount:	100.0%

Interest Rate:	4.375% per annum, payable semi-annually in arrear

Date of Pricing:	July 8, 2026

Closing Date:	July 15, 2026

Interest Payment Dates:	February 15 and August 15 in each year

First Interest Payment Date:	February 15, 2027 (for interest accrued from, and including, July 15, 2026 to, but excluding, February 15, 2027)

Interest Payable on First Interest Payment Date:	USD 76,562,500.00 (for aggregate principal amount of USD 3,000,000,000)

Currency of Payments:	USD

Price to Public/Issue Price:	99.352%

Underwriting Commissions:	0.15%

Proceeds to Issuer:	99.202%

Format:	SEC-registered global notes

Listing:	Luxembourg Stock Exchange (regulated market)

Business Day:	New York

Business Day Convention:	Following, unadjusted

Day Count Fraction:	30/360

Governing Law/Jurisdiction:	German law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	DTC (deliverable through CBL and Euroclear)

ISIN:	US500769KS22

CUSIP:	500769 KS2

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

Ratings of Issuer:[1]	Aaa by Moody’s Investors Service, AAA by Scope Ratings and AAA by S&P Global Ratings

Managers:	Bank of Montreal Europe plc BofA Securities Europe SA RBC Capital Markets, LLC The Toronto-Dominion Bank

Stabilization Manager:	The Toronto-Dominion Bank

Registrar:	The Bank of New York Mellon SA/NV, Luxembourg Branch

Paying Agent:	The Bank of New York Mellon

Additional Paying Agent:	The Bank of New York Mellon, Filiale Frankfurt am Main

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.

The prospectus supplement relating to the notes is available under the following link:

https://www.sec.gov/Archives/edgar/data/821533/000110465926078696/tm2614101-6_424b3.htm .

KfW’s base prospectus relating to the notes is available through the following link:

https://www.sec.gov/Archives/edgar/data/821533/000110465926078691/tm2614101-4_424b3.htm .

Alternatively, The Toronto-Dominion Bank will arrange to send you the prospectus, which you may request by calling toll-free +1-855-495-9846.

Notice by Bank of Montreal Europe plc and BofA Securities Europe SA (the “EU Manufacturers”) to Distributors regarding MiFID II Product Governance

The EU Manufacturers, acting in their capacity as manufacturers of the notes in the meaning of Directive 2014/65/EU and implementing legislation (as amended, “MiFID II”), hereby inform prospective distributors for the purpose of the product governance rules under MiFID II that the target market assessment made by the EU Manufacturers in respect of the notes in accordance with the product governance rules under MiFID II has led the EU Manufacturers to the conclusion that: (i) the target market for the notes is eligible counterparties, professional clients and retail clients, each as defined in MiFID II; and (ii) all channels for distribution of the notes are appropriate. Any distributor should take into consideration the EU Manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the EU Manufacturers’ target market assessment), determining appropriate distribution channels and performing the suitability and appropriateness assessment with respect to each client.

1 A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Notice by The Toronto-Dominion Bank (the “UK Manufacturer”) to Distributors regarding UK MiFIR Product Governance

The UK Manufacturer acting in its capacity as manufacturer of the notes for the purposes of the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”), hereby informs prospective distributors for the purpose of the UK MiFIR Product Governance Rules that the target market assessment made by the UK Manufacturer in respect of the notes in accordance with the UK MiFIR Product Governance Rules has led the UK Manufacturer to the conclusion that: (i) the target market for the notes is eligible counterparties, professional clients and retail clients, each as defined in Regulation 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“UK MiFIR”); and (ii) all channels for distribution of the notes are appropriate. Any distributor should take into consideration the target market assessment of the UK Manufacturer; however, a distributor subject to UK MiFIR Product Governance Rules is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the target market assessment of the UK Manufacturer), determining appropriate distribution channels and performing the suitability and appropriateness assessment with respect to each client.